Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.
13 Month Prime Floater due 2009
Final Term Sheet
April 8, 2008

Issuer:                   	 Citigroup Funding Inc.

Guarantee:		Any payments due on the Notes are fully and
                        unconditionally guaranteed by Citigroup Inc.,
                        Citigroup Funding's parent company.

Rating of Issuer's  	Aa3/AA-/AA (Moody's/S&P/Fitch)based upon the Citigroup
  Obligations:          guarantee.

Offering:               13 Month Prime Floater due 2009

Principal Amount Issued:  US $1,315,000,000.00

Pricing Date:           April 8, 2008

Issue Date:             April 10, 2008

Maturity Date:          May 8, 2009

Issue Price:            100.00% of the principal amount

Underwriting Discount:  0.08%

Interest Rate:         	Prime Rate minus 180 bps

Interest Rate Reset:    Daily, Each New York business day

Coupon Payment Dates:   Quarterly on the 8th of each February, May, August,
			and November. Modified following New York business day convention. 2 business day rate cutoff.

First Coupon Date:      May 8, 2008

Day Count Convention:   Actual/360

Accrue to Pay:          Yes

Payment at Maturity:      100% of the principal amount

Early Redemption:         Not Callable

Business Day:             New York
			  Modified Following Business Day Convention

Calculation Agent:        Citibank, N.A.

Form and Denomination:    Registered Medium-Term Notes in minimum denominations
		          and minimum increments of US$1,000.00

Clearing and Settlement:  DTC

Listing:                  None

Sole Lead Manager:        	Citigroup Global Markets Inc.

Co-Managers:              	Blaylock Robert Van, LLC
                          	Loop Capital Markets, LLC


CUSIP/ISIN Number:        	1730T0FN4



Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission ('SEC') for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.


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